PRESS RELEASE

           CLARITI TELECOMMUNICATIONS INTERNATIONAL TO ACQUIRE
                     MEDIATEL GLOBAL COMMUNICATIONS

     Philadelphia, PA, February 12, 1999 -- Clariti Telecommunications International, Ltd. (OTC BB: CLRI) ("Clariti") today announced it has signed a definitive agreement to acquire MediaTel Global Communications, Ltd. ("MediaTel"), a switchless reseller of telecommunications services, headquartered in the United Kingdom, from its majority shareholder, Chadwell Hall Holdings, Limited for $34 million. ING Baring Furman Selz LLC is acting as financial advisor to the transaction. Consummation of the acquisition is subject to Clariti's satisfactory completion of its due diligence and other customary conditions.

     MediaTel is focused on providing high quality, low-cost retail telephone services to residential markets located primarily in the U.K. and to the small-to-mid sized enterprise sectors. The Company has annualized revenues of approximately $40 million based on its most recent quarter.

     "The proposed acquisition of MediaTel marks another step toward our goal of providing simple, powerful and affordable communications solutions to the worldwide marketplace," stated Peter S. Pelullo, Chairman and Chief Executive Officer of Clariti. "Our intention is to merge and integrate MediaTel with GlobalFirst Holdings, which we acquired late last year. The combination of these two companies will provide vast economies of scale from, among others, an operation and sales and marketing standpoint, in addition to allowing entry into new markets, such as the small-to-mid sized enterprise market in France and the U.K. Going forward, we will continue to evaluate other telecommunications companies that would complement our investments in MediaTel and GlobalFirst."

     Clariti Telecommunications International, Ltd., through its recent acquisition of GlobalFirst, provides diversified telecommunications services, including domestic and international long-distance, pre-paid mobile phones and calling cards, primarily in the United Kingdom and France. Additionally, Clariti is currently developing the ClariCAST(TM) Digital Voice Paging System, the world's first low-cost high-speed digital voice paging system. The ClariCAST(TM) system combines a full-featured voice mail system with wireless voice pagers. This patented communications technology uses FM subcarrier frequencies, so it can be quickly and inexpensively installed in any city where FM radio towers exist. Clariti plans to market its voice paging service worldwide, including rapidly growing wireless telecom markets such as Europe, Latin America and the U.S. More information on Clariti and the ClariCAST(TM) Digital Voice Paging System can be found on the World Wide Web at http://www.clariti.com.

     Special Note Regarding Forward-Looking Statements: This press release contains certain forward-looking statements, including statements about the Company's strategy regarding providing telecommunications products and services and further investment worldwide, anticipated economies of scale, the merger of



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MediaTel with GlobalFirst Holdings and its plans regarding its voice paging system, that involve risks and uncertainties. Factors that could cause or contribute to such risks and uncertainties include, but are not limited to, general economic and business conditions, changes in telecommunications regulations, access to necessary capital resources, changes in consumer demand for telecommunication products and various other factors beyond the Company's control. This includes such factors as described from time to time in the SEC reports filed by Clariti Telecommunications International, Ltd., including the most recently filed Form 10-KSB.


 CONTACT:     Investor Relations:
              Jacquie Gaudenzi
              (215) 425-8682





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